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Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: ))		Chapter 11
)
Superior TeleCom Inc., et al.,[1]	)	Case No. 03-10607 (JWV)
	)	Jointly Administered
Debtors.	)

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PACHULSKI, STANG, ZIEHL, YOUNG, JONES
& WEINTRAUB P.C.
Laura Davis Jones (Bar No. 2436)
James I. Stang (CA Bar No. 94435)
Michael R. Seidl (Bar No. 3889)
Curtis A. Hehn (Bar No. 4264)
919 N. Market Street, 16th Floor P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400	PROSKAUER ROSE LLP Alan B. Hyman (AH-6655) Jeffrey W. Levitan (JL-6155) Lisa A. Chiappetta (LC-6514) 1585 Broadway New York, New York 10036 Telephone: (212) 969-3000 Facsimile: (212) 969-2900
BANKRUPTCY COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION	SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

Dated: July 30, 2003

(1)
The Debtors are the following entities: Superior TeleCom Inc.; Superior Telecommunications Inc.; Superior Telecommunications Realty Company; Essex International Inc.; Essex Group, Inc., a Michigan corporation; Superior Essex Realty Company; Active Industries, Inc.; Diamond Wire & Cable Co.; Essex Funding, Inc.; Essex Services, Inc.; Essex Canada Inc.; Essex Technology, Inc.; Essex Wire Corporation; Essex Group, Inc., a Delaware corporation; Essex Group Mexico Inc. and Essex Mexico Holdings, L.L.C.

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ARTICLE I
INTRODUCTION, DEFINED TERMS, RULES OF
INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.1    Introduction

        Superior TeleCom Inc.; Superior Telecommunications Inc.; Superior Telecommunications Realty Company; Essex International Inc.; Essex Group, Inc., a Michigan corporation; Superior Essex Realty Company; Active Industries, Inc.; Diamond Wire & Cable Co.; Essex Funding, Inc.; Essex Services, Inc.; Essex Canada Inc.; Essex Technology, Inc.; Essex Wire Corporation; Essex Group, Inc., a Delaware corporation; Essex Group Mexico Inc.; and Essex Mexico Holdings, L.L.C., debtors and Debtors-in-Possession in the above-captioned cases (collectively, the "Debtors"), hereby respectfully propose the following Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as further amended from time to time, and including all addenda, exhibits, schedules and other attachments hereto, as any of the same may be amended from time to time, all of which are incorporated by reference), in accordance with chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the "Bankruptcy Code"), the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and other applicable law. Reference is made to the Disclosure Statement (defined herein) distributed contemporaneously herewith, for a discussion of the Debtors' history, business, properties and operations, risk factors, a summary and analysis of the Plan and certain related matters, including, among other things, securities to be issued under the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.

Section 1.2    Defined Terms

        The definitions contained in the Section 101 et seq. of the Bankruptcy Code are incorporated herein by this reference, except that, unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

        "Administrative Agent" means Deutsche Bank Trust Company Americas as administrative agent for the Lenders as described in the Existing Credit Agreement.

        "Administrative Claim" means a Claim for costs and expenses of administration under Section 503(b), 507(a)(1), or 507(b) of the Bankruptcy Code, including for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for services and reimbursement of expenses under Sections 330(a) or 331 of the Bankruptcy Code; (c) any Claims for compensation or reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date or otherwise in accordance with the Plan; (d) all fees and charges assessed against the Estates under 28 U.S.C. §§ 1911-1930; and (e) all obligations under the DIP Facility.

        "Administrative Claim Bar Date" means            , 2003, the last date for filing an Administrative Claim in accordance with Section 2.1(e) of this Plan.

        "Affiliate" means an affiliate as such term is defined in Section 101(2) of the Bankruptcy Code.

        "Allowed" means, with respect to any Claim, except as otherwise provided herein, any Claim or portion thereof against any Debtor, (a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) and as to which (i) no objection to the allowance thereof or action to recharacterize, estimate, equitably subordinate, or otherwise limit recovery with respect thereto has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order or (ii) if an objection has been interposed, then only to the extent such Claim has been allowed (whether in whole or in part) by a Final Order; (b) which, if no proof of claim has been so filed, has been listed by a Debtor in its Schedules as other than disputed, contingent, or unliquidated and as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order or (ii) if an objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto has been interposed, then only to the extent such Claim has been settled, waived, withdrawn, or decided by a Final Order; (c) which Claim arises from the recovery of property under Section 550 or 553 of the Bankruptcy Code and is allowed in accordance with Section 502(h) of the Bankruptcy Code; (d) which Claim is allowed as provided in the Plan; or (e) which Claim is allowed by a Final Order.

        "Allowed Claim" means a Claim that has been Allowed.

        "Alpine" means The Alpine Group, Inc., and any of its affiliates.

        "Alpine Notes" means the Notes as defined in or issued under or in connection with the Reimbursement Agreement.

        "Alpine Claims" means all Claims or Equity Interests held by Alpine against any Debtor, including, without limitation, obligations under or in connection with (i) the Reimbursement Agreement, (ii) the Alpine Notes, and (iii) any other obligation of any or all of the Debtors to Alpine.

        "Avoidance Actions" means the Causes of Action of the Debtors or their Estates arising under Sections 541, 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code, including without limitation avoidance, fraudulent conveyance, fraudulent transfer, and preference actions.

        "Ballot" means the ballot for voting to accept or reject the Plan distributed by the Debtors to each Holder of a Claim entitled to vote on the Plan.

        "Bankruptcy Code" means Title 11 of the United States Code, Section 101 et seq., as in effect on the Petition Date, and as such title has been or may be, amended after the Petition Date, to the extent that any such amendment is applicable to the Chapter 11 Cases.

        "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

        "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and the Official Bankruptcy Forms or local rules of the Bankruptcy Court, each as in effect on the Petition Date and as each has been, or may be, amended after the Petition Date, to the extent that any such amendment is applicable to the Chapter 11 Cases.

        "Bar Date" means the applicable last day for filing of proofs of Claim relating to any Claim as set forth in the Bar Date Order.

        "Bar Date Order" means that order of the Bankruptcy Court dated June 20, 2003, granting the Debtors' Motion for Order (I) Fixing the Deadline to File Proofs of Prepetition Claims Pursuant to Fed.R.Bankr.P. 2002 and 3003 and Del.Bankr.LR 2002-1(e) and (II) Approving the Form and Manner of Notice of Bar Date entered in these cases at docket no. 443, as the same may be amended from time to time.

        "Business Day" means any day, other than a Saturday, Sunday, or a "legal holiday" (as such term is defined In Bankruptcy Rule 9006(a)).

        "Cash" means legal tender of the United States of America or equivalents thereto.

        "Causes of Action" means all accounts, actions, agreements, Avoidance Actions, bonds, bills, causes of action, claims, chooses in action, contracts, controversies, counterclaims, covenants, crossclaims, damages, debts, dues, judgments, promises, reckonings, rights to equitable remedies, rights to legal remedies, rights to payment, specialties, suits, sums of money, third-party claims, trespasses, and variances of, or belonging to, the Estates, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity, or otherwise that are or may be pending on the Effective Date or are instituted by the Debtors or the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order, in any court or other tribunal.

        "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

        "Claim" means a claim as defined in Section 101(5) of the Bankruptcy Code against any of the Debtors, whether or not asserted.

        "Class" means a class of Claims or Equity Interests as set forth in Article III of the Plan.

        "Committee" means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases.

        "Confirmation" means entry of the Confirmation Order by the Bankruptcy Court.

        "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

        "Confirmation Date Management" means any Person or Entity serving on the Confirmation Date, or who was serving as of the Petition Date and who would have been serving on the Confirmation Date but for the fact he or she was involuntarily terminated without cause or voluntarily left employment for good cause, including death or disability, as one of the Debtors' directors, officers, or employees, who, by reason of such Person's or Entity's service in any such capacity before or after the Confirmation Date, the Debtors were obligated to indemnify to the extent provided in the Debtors' constituent documents, by a written agreement with the Debtors, or by the Delaware General Corporation Law or other applicable law.

        "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

        "Consummation" means the occurrence of the Effective Date.

        "Contingent Claim" means a Claim that has not been Allowed and that (i) was not filed in a sum certain or that (ii) has accrued but nonetheless remains dependent on the occurrence of a future event that may never occur.

        "Creditor" means any Holder of a Claim.

        "Debtors" has the meaning set forth in Section 1.1 hereof.

        "Debtors-In-Possession" means the Debtors as debtors-in-possession pursuant to Sections 1101, 1107, and 1108 of the Bankruptcy Code.

        "Delaware General Corporation Law" means Title 8 of the Delaware Code, as now in effect or hereafter amended.

        "DIP Agent" means Deutsche Bank Trust Company Americas as administrative agent for the DIP Lenders under the DIP Credit Agreement.

        "DIP Credit Agreement" and "DIP Facility" mean the Revolving Credit, Guarantee and Security Agreement among Superior Telecommunications Inc., a Debtor-in-Possession, as Borrower and Superior TeleCom Inc. and the Subsidiaries of Superior TeleCom Inc. named therein, as Debtors-in-Possession, as Guarantors and the Lenders Party thereto, and General Electric Capital Corporation, as Syndication Agent and Deutsche Bank Trust Company Americas, as administrative agent, dated as of March 4, 2003, and any Final Order entered with respect thereto.

        "DIP Lenders" means the financial institutions from time to time party to the DIP Credit Agreement as lenders.

        "Director Equity Plan" means the director equity plan provided for under Section 5.11 of this Plan.

        "Disclosure Statement" means the Debtors' Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated            , 2003, as amended, supplemented, or modified from time to time, relating to and describing this Plan, including, without limitation, any exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code and Bankruptcy Rules and other applicable law.

        "Disputed" means, with respect to any Claim, any Claim: (a) as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn, or determined by a Final Order; (b) that is a Contingent Claim; or (c) that has not been Allowed.

        "Distribution" means any distribution of Cash or other property under the Plan, including such distributions made in accordance with the Plan.

        "Distribution Record Date" means the Confirmation Date.

        "Dollar" means a U.S. dollar.

        "Effective Date" means the first Business Day on which all conditions specified in Sections 9.1 and 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.

        "Effective Date Transactions" means the transactions described in Section 5.2 of the Plan.

        "Entity" means an entity as defined in Section 101(15) of the Bankruptcy Code together with any limited liability company or other organized entity.

        "Equity Interest" means any equity interest in any of the Debtors including, but not limited to, all Securities Litigation Claims and all issued, unissued, authorized or outstanding shares of preferred and common stock or other equity interest, together with any warrants, options, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto.

        "Estates" means the estates of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

        "Existing Credit Agreement" means that Amended and Restated Credit Agreement dated as of November 27, 1998 (as amended, modified, or otherwise supplemented from time to time), among the

Debtors, the Existing Lenders, Deutsche Bank Trust Company Americas as Administrative Agent, Merrill Lynch & Co., as Documentation Agent, and Fleet National Bank, as Syndication Agent.

        "Existing Lender Claims" means all Claims held by the Existing Lenders against any Debtor arising under or in connection with the Existing Credit Agreement including, without limitation, claims for principal, accrued interest (including post-petition interest), and fees (including all deferred fees and letter of credit fees).

        "Existing Lender Plan Committee" means those Existing Lenders from time to time members of the ad-hoc lender governance committee formed by the Administrative Agent.

        "Existing Lenders" means the financial institutions from time to time party to the Existing Credit Agreement.

        "Exit Facility" means exit financing obtained by the Debtors substantially on the terms and conditions set forth in the Exit Facility Term Sheet, attached hereto as Exhibit A to the Plan, and as more fully described in the Disclosure Statement.

        "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter (a) that has not been reversed, stayed, modified, or amended and as to which (i) any right to appeal or to seek certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or to seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending, or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought or (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending, provided, however, that the possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure or analogous rule under the Federal Rules of Bankruptcy Procedure may be filed shall not cause such order not to be a Final Order.

        "General Unsecured Claim" means any Claim against any of the Debtors that arose or accrued before the Petition Date and is not an Administrative Claim, Priority Tax Claim, Secured Tax Claim, Other Secured Claim, Existing Lender Claim, Priority Wage Claim, Intercompany Claim, Personal Injury Claim, Senior Subordinated Note Claim, Trust Debenture Claim, Alpine Claim, Equity Interest in Superior, Equity Interest in Subsidiary, or Securities Litigation Claim.

        "Holder" means the beneficial holder of any Claim or Equity Interest.

        "Impaired" means, with respect to a Claim or an Equity Interest, a Claim or an Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

        "Initial Distribution Date" means the Effective Date or as soon as practicable thereafter as determined by the Reorganized Debtors or such other date as the initial payment of Allowed Claims in a given Class is required to be made under the Plan.

        "Insider" means one or more insiders of the Debtors as defined in section 101(31) of the Bankruptcy Code.

        "Intercompany Claim" means a Claim held by any Debtor or non-debtor Affiliate of the Debtors against any of the Debtors, including, but not limited to a Claim that was incurred after the Petition Date, constituting an allocation made in accordance with the Debtors' customary cash management practices, which does not require repayment in cash and does not constitute a loan and/or any Allowed Claim treated under Class U-1 of this Plan.

        "Intercompany Interests" means any and all equity securities of a Debtor that are owned by another Debtor as of the Distribution Record Date.

        "KERP" means the Key Employee Retention Plan component of the Key Employee Retention Plan.

        "Key Employee Retention Plan" means the various employee retention plans adopted pursuant to and accordance with the Bankruptcy Court's orders Docket Nos. 182 and 374 and all related documents and filings to the extent not inconsistent with such orders.

        "Liability" and "Liabilities" mean any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including without limitation, those arising under any contract agreement, arrangement, commitment or undertaking on or prior to the Effective Date.

        "Lien" means a lien as defined in Section 101(37) of the Bankruptcy Code against property of any of the Debtors.

        "Management Equity Plan" means the management equity plan provided for under Section 5.11 of this Plan.

        "Minimum Availability Condition" means the condition that at closing on the Exit Facility, minimum availability under the Exit Facility shall be at least $40 million.

        "New Board" means the initial board of directors of the New Parent as of the Effective Date.

        "New Common Stock" means the new common stock issued by the New Parent on the Effective Date.

        "New Parent" means the corporation to be incorporated as part of the Effective Date Transactions.

        "New Senior Note Indenture" means the new indenture issued with respect to the New Senior Notes.

        "New Senior Notes" means the new notes under the New Senior Note Indenture in the total amount of $145,000,000 to be issued by the STI-LLC.

        "New Subsidiary" means the wholly owned subsidiary of New Parent to be incorporated as part of the Effective Date Transactions.

        "New Subsidiary Preferred Stock" means the preferred stock to be issued by the New Subsidiary.

        "New Warrants" means the warrants to be issued to holders of Senior Subordinated Note Claims provided that that class votes in favor of the Plan.

        "Other Priority Claims" means any Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, a Priority Wage Claim, or an Administrative Claim.

        "Other Secured Claims" means all Secured Claims against the Debtors other than the Secured Tax Claims, the Existing Lender Claims, and Claims under the DIP Credit Agreement, held by any Person or Entity and/or any Allowed Claim treated under Class S-2 of this Plan.

        "Person" means a person as defined in Section 101(41) of the Bankruptcy Code.

        "Personal Injury Claims" means those Allowed Claims asserting liabilities based on wrongful death, loss of consortium, personal injury, or product liability, including without limitation any claim relating to or arising from any alleged exposure to asbestos, treated under Class U-2A of this Plan.

        "Petition Date" means March 3, 2003.

        "Plan" means the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as further amended from time to time, and including all addenda, exhibits, schedules, Plan Supplement, and other attachments hereto, as any of the same may be amended from time to time.

        "Plan Documents" means the agreements, documents, and instruments entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan, including, without limitation, those documents identified on exhibit F to the Disclosure Statement.

        "Plan Supplement" means the supplement to be filed with the Bankruptcy Court on or before the tenth calendar day prior to the hearing scheduled to consider Confirmation of the Plan, which shall include, among other things, either drafts or final versions of the Plan Documents.

        "Priority Tax Claim" means an Allowed Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

        "Priority Wage Claim" means an Allowed Claim of the kind specified in Section 507(a)(3) and/or any Allowed Claim treated under Class P-1 of this Plan.

        "Pro Rata" means proportionately so that with respect to a Claim, the ratio of (a) the amount of property distributed on account of a particular Claim to the amount of the Claim is the same as the ratio of (b) the amount of property distributed on account of all Claims in the Class in which the particular Claim is included to the amount of all claims in that Class.

        "Professional Fees" means all compensation and reimbursement of expenses Allowed to Professionals pursuant to Section 330, 331, or 503(b) of the Bankruptcy Code.

        "Professionals" means a Person or Entity employed pursuant to a Final Order in accordance with Section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330, and 331 of the Bankruptcy Code.

        "Proof of Claim" means a proof of claim pursuant to Section 501 of the Bankruptcy Code and/or any order of the Bankruptcy Court, together with any supporting documents.

        "Registration Rights Agreement" means that agreement among the New Parent and certain Holders of New Common Stock substantially on the terms attached hereto as Exhibit D to the Plan.

        "Reimbursement Agreement" means that certain Reimbursement Agreement dated as of November 30, 2001, among The Alpine Group, Inc., STI, and Superior.

        "Released Causes of Action" means any Cause of Action against any Releasee and any Avoidance Action.

        "Releasees" means the Confirmation Date Management, the Holders of Existing Lender Claims, the Administrative Agent, the DIP Agent, the Syndication Agent, the DIP Lenders, Alpine, officers and directors of the Debtors' Affiliates to the extent not otherwise included in Confirmation Date Management, such parties' respective professionals, affiliates, officers, directors, and/or agents, and the professionals retained by the Debtors or at the expense of the Debtors' Estates.

        "Reorganized....." means, in relation to any specified Entity, such Entity and any successors thereto by merger, consolidation or otherwise on or after the Effective Date.

        "Reserve Fund" means such amount of Cash consideration as the Reorganized Debtors shall determine to be necessary (or the Court shall order as necessary) to retain on the Initial Distribution Date for the purpose of satisfying the likely liquidated amount of Disputed Claims if they subsequently become Allowed Claims.

        "Retained Causes of Action" means all Causes of Action except for Released Causes of Action.

        "Schedules" means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of one or more of the Debtors filed pursuant to Section 521 of the Bankruptcy Code, and in accordance with the Official Bankruptcy Forms and the Bankruptcy Rules, as each has been, or may be, amended and supplemented from time to time.

        "Secured Claim" means (a) a Claim that is secured by a lien on or security interest in property of any of the Debtors, which lien or security interest is valid, perfected, and enforceable under applicable law or by reason of a Final Order; or (b) a Claim that is subject to setoff under Section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor's interest in such Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in Section 506 of the Bankruptcy Code; or (c) an Allowed Claim under this Plan as a Secured Claim.

        "Secured Tax Claim" means any Secured Claim of a governmental unit and/or any Allowed Claim treated under Class S-1 of this Plan.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Securities Litigation Claims" means all Claims against any Debtor that are asserted, could have been asserted, or arise from activities occurring prior to the Petition Date, in any pending or threatened litigation against the Debtors under the Securities Act or other applicable Federal or State securities laws.

        "Senior Subordinated Credit Agreement" means that Senior Subordinated Credit Agreement (as amended, supplemented, restated, or modified from time to time) dated as of May 26, 1999, among the Debtors, the guarantors named therein, the lending institutions listed therein, and Deutsche Bank Trust Company Americas as administrative agent.

        "Senior Subordinated Note Claims" means all Claims against any Debtor arising in connection with the Senior Subordinated Notes and/or any Allowed Claim treated under Class U-3 of this Plan.

        "Senior Subordinated Notes" means all Claims or obligations under or in connection with the Senior Subordinated Credit Agreement (as amended, supplemented, restated or modified from time to time) dated as of May 26, 1999, among STI, the guarantors named therein, the lending institutions listed therein, and Deutsche Bank Trust Company Americas as administrative agent.

        "STI" means Superior Telecommunications Inc.

        "STI-LLC" means the limited liability company to which STI will convert as part of the Effective Date Transactions.

        "Subsidiaries" means all direct or indirect subsidiaries of the Superior that are Debtors.

        "Superior" means Superior TeleCom Inc.

        "Syndication Agent" means General Electric Capital Corporation as syndication agent as described in the DIP Credit Agreement.

        "Trust Debentures" means the 8.5% convertible subordinated debentures issued pursuant to the Trust Preferred Indenture.

        "Trust Debenture Claims" means all Claims against any Debtor arising in connection with (i) the Trust Preferred Indenture, (ii) the Trust Debentures, and (iii) the Guarantee Agreement dated as of March 31, 1999, among the Superior and American Stock Transfer & Trust Company with respect to the Trust Debentures.

        "Trust Preferred Indenture" means the indenture dated as of March 31, 1999, between the Superior and American Stock Transfer & Trust Company as indenture trustee.

        "Trust Preferred Indenture Trustee" means American Stock Transfer & Trust Company in its capacity as indenture trustee pursuant to the Trust Preferred Indenture.

        "Unclaimed Distribution" means any Distribution to a Holder of an Allowed Claim that is returned to the Reorganized Debtors as undeliverable and any Distribution to a Holder of an Allowed Claim for which claim is not made in accordance with the Plan.

        "Unimpaired Claim" means a Claim that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

        "Unimpaired Class" means a Class in which is included any Unimpaired Claims within the meaning of Section 1124 of the Bankruptcy Code.

        "Unsecured Claim" means any Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, a Secured Tax Claim, an Other Secured Claim, or an Existing Lender Claim.

        "U.S. Trustee" means the Office of the United States Trustee for Region 3, the Acting United States Trustee for Region 3, and/or her or his representative.

        "Voting Deadline" means the date stated in the Voting Instructions by which all Ballots must be received.

        "Voting Instructions" means the Instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "SOLICITATION; VOTING PROCEDURES" and in the Ballots.

        "Voting Record Date" means [September 2, 2003].

Section 1.3    Rules of Interpretation, Computation of Time, and Governing Law

        (a) For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall also include the masculine, feminine, and neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (v) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

        (b) In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        (c) Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

ARTICLE II
ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.1    Administrative Claims

        (a) Unless otherwise provided for herein, each Holder of an Administrative Claim (including, without limitation all Professional Fees of Professionals pursuant to Section 327, 328, 329, 330, 331, 503(b)(1), 503(b)(4) or 1103 of the Bankruptcy Code) shall be paid 100% of the unpaid Allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the later of (a) the Effective Date, (b) the date such Administrative Claim becomes Allowed, and (c) the date such Administrative Claim becomes due pursuant to its terms. An Allowed Administrative Claim representing obligations incurred in the ordinary course of business shall be paid in full or performed by the Debtors or the Reorganized Debtors, as the case may be, in accordance with its terms and conditions, in the ordinary course of business. In addition, an Allowed Administrative Claim may be paid on such other terms and conditions as are agreed to between the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Allowed Administrative Claim.

        (b) The obligations outstanding on the Effective Date under the DIP Facility will be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date and the DIP Facility will be terminated; provided that any obligations comprised of outstanding and undrawn letters of credit shall be satisfied, at the sole discretion of the Reorganized Debtors, by one (or any combination) of the following: (i) the surrender of any such undrawn letters of credit to the issuers thereof, (ii) the cash collateralization of such letters of credit in an amount equal to 105% of the aggregate face amount of all such letters of credit, or (iii) the implementation of other arrangements with respect to such letters of credit as may be acceptable to the Reorganized Debtors and the issuers of such letters of credit.

        (c) All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to and including the Confirmation Date shall be filed with the Bankruptcy Court not later than thirty days after the Effective Date. All reasonable fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date shall be paid by the Reorganized Debtors without further Bankruptcy Court authorization.

        (d) Pursuant to section 503(a) of the Bankruptcy Code and Bankruptcy Rule 3003(c), and except to the extent that another Bar Date applies, each Person or Entity that asserts an Administrative Claim against one or more of the Debtors must file a request for payment of such Administrative Claim so as to be received not later than                        , 2003 (the "Administrative Claim Bar Date"). The following Persons or Entities are not required to file an Administrative Claim by the Administrative Claim Bar Date: (1) any Person or Entity that has already filed an Administrative Claim against the Debtors; (2) Holders of Administrative Claims previously Allowed by Final Order of the Bankruptcy Court or otherwise defined in the Plan; (3) any Person or Entity seeking allowance of Professional Fees of Professionals; (4) Holders of any Administrative Claim that arises and is due and payable in the ordinary course of the Debtors' businesses except with respect to those Administrative Claims that remain outstanding and unpaid by the Debtors beyond ordinary business terms or prior course of business dealings; and (5) the DIP Lenders and the DIP Agent.

Section 2.2    Priority Tax Claims

        Each Allowed Priority Tax Claim shall be paid by the Debtors in full. At the election of the Debtors, such payment shall be made (a) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in Cash, in up to twenty-four equal quarterly installments, commencing on (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors or (b) in Cash on (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors. In the event an Allowed Priority Tax Claim may also be classified as an Allowed Secured Tax Claim or an Allowed Other Secured Claim, the Debtors may, at their option, elect to treat such Allowed Priority Tax Claim as an Allowed Secured Tax Claim or an Allowed Other Secured Claim.

ARTICLE III
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1    Classification

        The categories of Claims and Equity Interests listed in this Article III classify Claims and Equity Interests for all purposes, including voting, confirmation, and Distribution pursuant to the Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code unless the Holder of a Claim agrees to be classified otherwise or is re-classified by Final Order of the Bankruptcy Court. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid, released, or otherwise settled prior to the Effective Date.

        Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to Section 1123(a)(1) of the Bankruptcy Code) and Equity Interests are classified as set forth below in this Article III.

Class	Claim	Status	Voting Rights	Estimated Recovery
S-1	Secured Tax Claims	Unimpaired	Not entitled to vote	100%
S-2	Other Secured Claims	Unimpaired	Not entitled to vote	100%
S-3	Existing Lender Claims	Impaired	Entitled to vote	%
P-1	Priority Wage Claims	Unimpaired	Not entitled to vote	100%
U-1	Intercompany Claims	Impaired	Entitled to vote[2]	%
U-2A	Personal Injury Claims	Impaired	Entitled to vote	%
U-2B	General Unsecured Claims	Impaired	Entitled to vote	%
U-3	Senior Subordinated Note Claims	Impaired	Entitled to vote	%
U-4	Trust Debenture Claims	Impaired	Not entitled to vote	0%
U-5	Alpine Claims	Impaired	Not entitled to vote	0%
E-1	Equity Interests in Superior	Impaired	Not entitled to vote	0%
E-2	Equity Interests in Subsidiaries	Impaired	Entitled to vote[3]	%

(1)
The Holders of Allowed Intercompany Claims are co-proponents of the Plan and are therefore deemed to accept the Plan.

(2)
The Holders of Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

Section 3.2    Acceptances and Rejections

        Classes S-1, S-2, and P-1 are not Impaired under the Plan, and Holders of Claims in those Classes are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code; the votes of Holders of Claims in those Classes will not be solicited. Each of Classes S-3, U-2A, U-2B, and U-3 is Impaired under the Plan, and Holders of Claims or Equity Interests in those Classes are entitled to vote to accept or reject the Plan. Each of Classes U-4, U-5, and E-1 is Impaired under the Plan and will not receive or retain any property under the Plan; Holders of Claims or Equity Interests in those Classes are presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Classes U-1 and E-2 are Impaired under the Plan; the Holders of Allowed Intercompany Claims and Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

Section 3.3    Classification and Treatment of Claims and Equity Interests

(a)
Class S-1—Secured Tax Claims

(i)
Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Secured Tax Claims against the Debtors are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, with respect to each Holder of a Secured Tax Claim, the Reorganized Debtors shall, at their election, either (a) pay the Allowed amount of such Claim in full on the later of the Effective Date or the date such Secured Tax Claim becomes an Allowed Claim by Final Order; (b) return the collateral to the secured creditor with respect to such Claim; (c) reinstate the Claim in accordance with the provisions Section 1124(2) of the Bankruptcy Code; (d) pay such Claim in the ordinary course of business; or (e) otherwise treat such Claim in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

    Any default with respect to any Secured Tax Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

  (ii)
  Voting: Class S-1 is not Impaired. The Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(b)
Class S-2—Other Secured Claims

(i)
Treatment: The legal, equitable, and contractual rights of the Holders of Other Secured Claims against the Debtors are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, with respect to each Holder of an Other Secured Claim, the Reorganized Debtors shall, at their election, either (a) pay the Allowed amount of such Claim in full on the later of the Effective Date or the date such Other Secured Claim becomes an Allowed Claim by Final Order; (b) return the collateral to the secured creditor with respect to such Claim; (c) reinstate the Claim in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; (d) pay such Claim in the ordinary course of business; or (e) otherwise treat such Claim in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

        Any default with respect to any Other Secured Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

  (ii)
  Voting: Class S-2 is not Impaired. The Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(c)
Class P-1—Priority Wage Claims

(i)
Treatment: The legal, equitable, and contractual rights of the Holders of Priority Wage Claims against the Debtors are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, (a) each Holder of a Priority Wage Claim due and owing on the Effective Date shall be paid in full in Cash by the Reorganized Debtors on the later of the Effective Date or the date such Priority Wage Claim becomes an Allowed Claim by Final Order; (b) to the extent such Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtors on the later of the date on which such Claim becomes due and owing in the ordinary course of business (and in accordance with the terms and conditions of any agreements thereto) or the date such Claim becomes an Allowed Claim by Final Order; or (c) such Claim otherwise shall be treated in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

    Any default with respect to any Priority Wage Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

  (ii)
  Voting: Class P-1 is not Impaired. The Holders of Priority Wage Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        (d) Class S-3—Existing Lender Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of Existing Lender Claims against the Debtors are Impaired by the Plan. On the Effective Date, the Existing Lender Claims shall be deemed Allowed in the aggregate amount of $890,026,479.46, which amount includes accrued and unpaid interest and fees (if any) for the period up to but not including the Petition Date.

    (A)
    Unless the Holders of Existing Lender Claims and the Debtors agree to a different treatment, the Holders of the Existing Lender Claims will receive or retain, in the aggregate, on the Effective Date (or sooner, to the extent authorized by Final Order of the Bankruptcy Court), (a) 100% of the New Common Stock (subject to dilution as set forth in Section 5.6(b) of this Plan), (b) 100% of the New Senior Notes, (c) 100% of the New Subsidiary Preferred Stock, (d) $58.1 million consisting of the Debtors' Federal tax refund for the 2002 fiscal year, and (e) the monthly adequate protection payments authorized in connection with approval of the DIP Facility. Holders of such Claims shall waive any and all of their subordination rights with respect to the Holders of Senior Subordinated Note Claims only to the extent that such waiver is necessary to effectuate the treatment accorded to the Holders of Senior Subordinated Note Claims in the event that Class votes in favor of the Plan.

    (B)
    All Distributions of New Common Stock, New Senior Notes, and New Subsidiary Preferred Stock issued to the Holders of Existing Lender Claims shall be distributed Pro Rata to the Holders of such Claims.

    (ii)
    Voting: Class S-3 is Impaired. The Holders of Allowed Existing Lender Claims are entitled to vote to accept or reject the Plan.

        (e) Class U-1—Intercompany Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of Intercompany Claims against the Debtors are Impaired by the Plan. At the election of the Reorganized Debtors and the Holder of an Intercompany Claim held by a Debtor, such Intercompany Claim shall be reinstated, released, contributed to capital, or dividended. Intercompany Claims held by non-Debtors will be treated as General Unsecured Claims (Class U-2B) under this Plan.

    (ii)
    Voting: Class U-1 is Impaired. The Holders of Allowed Intercompany Claims are co-proponents of the Plan and are therefore deemed to accept the Plan.

        (f) Class U-2A—Personal Injury Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of Personal Injury Claims against the Debtors are Impaired by the Plan. All Holders of Allowed Personal Injury Claims shall continue to be able to assert Claims under applicable insurance coverage and other similar arrangements. Holders of Allowed Personal Injury Claims will receive no other Distribution under the Plan. Notwithstanding anything contained in the Plan, each Personal Injury Claim shall be allowed in such amount as determined by a Final Order by the court with jurisdiction over such Personal Injury Claim or in any settlement reached with respect thereto.

    (ii)
    Voting: Class U-2A is Impaired. The Holders of Allowed Personal Injury Claims are entitled to vote to accept or reject the Plan.

        (g) Class U-2B—General Unsecured Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims against the Debtors are Impaired by the Plan. Unless a Holder of an Allowed General Unsecured Claim and the Debtors agree to a different, less favorable, treatment, and provided that at least two-thirds in amount and more than one-half in number of the voting Holders of Allowed General Unsecured Claims vote in favor of the Plan, the Holders of Allowed General Unsecured Claims shall receive, on the later of (a) the date that their Claims are Allowed by Final Order and (b) the Effective Date, a Cash payment by the Reorganized Debtors equal to the lesser of (A) 10% of such Holder's Allowed Claim or (B) a Pro Rata share of $2,000,000. If the voting Holders of Allowed General Unsecured Claims who vote in favor of the Plan are not at least two-thirds in amount and more than one-half in number of those Holders voting, then the Holders of Allowed General Unsecured Claims shall receive no Distribution under the Plan.

    (ii)
    Voting: Class U-2B is Impaired. The Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

        (h) Class U-3—Senior Subordinated Note Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of the Senior Subordinated Note Claims against the Debtors are Impaired by the Plan. Unless a Holder of an Allowed Senior Subordinated Note Claim and the Debtors agree to a different treatment, and provided that at least two-thirds in amount and more than one-half in number of the voting Holders of Allowed Senior Subordinated Note Claims vote in favor of the Plan, the Holders of Allowed Senior Subordinated Note Claims shall receive on the Effective Date their Pro Rata Distribution of New Warrants to purchase up to 5% of the New Common Stock. If the voting Holders of Allowed Senior Subordinated Note Claims who vote in favor of the Plan are not at least two-thirds in amount and more than one-half in number of those Holders voting, then the Holders of Allowed Senior Subordinated Note Claims shall receive no Distribution under the Plan.

    (ii)
    Voting: Class U-3 is Impaired. The Holders of Allowed Senior Subordinated Note Claims are entitled to vote to accept or reject the Plan.

        (i) Class U-4—Trust Debenture Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of Trust Debenture Claims against the Debtors are Impaired by the Plan. Holders of Trust Debenture Claims shall not receive any Distribution under the Plan.

    (ii)
    Voting: Class U-4 is Impaired. The Holders of Trust Debenture Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        (j) Class U-5—Alpine Claims

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of the Alpine Claims against the Debtors are Impaired by the Plan. Holders of Alpine Claims shall not receive any Distribution under the Plan.

    (ii)
    Voting: Class U-5 is Impaired. The Holders of Alpine Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        (k) Class E-1—Equity Interests in Superior

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of the Equity Interests in Superior are Impaired by the Plan. Holders of Equity Interests in Superior in shall not receive any Distribution under the Plan.

    (ii)
    Voting: Class E-1 is Impaired. The Holders of Equity Interests in Superior are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        (l) Class E-2—Equity Interests in Subsidiaries

    (i)
    Treatment: The legal, equitable, and contractual rights of the Holders of the Equity Interests in Subsidiaries are Impaired by the Plan. At the option of the Reorganized Debtors and the Administrative Agent, each respective Equity Interest in a Subsidiary will be (a) unaffected by the Plan, in which case the Debtor holding such Class E-2 Equity Interest will continue to hold such Equity Interest or (b) cancelled, and 100% of the new equity in the applicable Subsidiary shall be issued pursuant to the Plan to the New Parent, the New Subsidiary, or the Subsidiary that holds such Class E-2 Equity Interest.

    (ii)
    Voting: Class E-2 is Impaired. The Holders of Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN

        Section 4.1    Classes Entitled and Not Entitled to Vote

        (a) Each Holder of an Allowed Claim or Equity Interest in Classes S-3, U-2A, U-2B, and U-3 is entitled to vote to either accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims or Equity Interests shall be counted in determining whether acceptances have been received in sufficient number and amount to obtain Confirmation.

        (b) Classes S-1, S-2, and P-1 are not Impaired. Holders of Claims in such Classes are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy code to have accepted the Plan and therefore are not entitled to vote to either accept or to reject the Plan.

        (c) Classes U-1, U-4, U-5, E-1, and E-2 are Impaired. Holders of Claims or Equity Interests in such Classes receive no payment or property under the Plan in respect of their Claims. As a result, Holders of Claims or Equity Interests in Classes U-4, U-5, and E-1 are deemed pursuant to Section 1126(g) of the Bankruptcy Code to have rejected that Plan and therefore are not entitled to vote to either accept or to reject the Plan. The Holders of Intercompany Claims in Class U-1 and the Holders of Equity Interests in Subsidiaries in Class E-2 are co-proponents of the Plan and are therefore deemed to accept the Plan.

        Section 4.3    Nonconsensual Confirmation; Cramdown

        In the event that any Class fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code with respect to any Class that rejects, or is deemed to have rejected, the Plan. Without limiting the foregoing, in the event that any Class fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Plan may be modified in accordance with Section 12.3 of the Plan.

        Section 4.4    How to Vote

        A form of Ballot is being provided to Creditors in Classes S-3, U-2A, U-2B, and U-3 by which Creditors and Equity Interest Holders in such Classes may vote their acceptance or their rejection of the Plan. All votes to accept or reject the Plan must be cast by using the appropriate form of Ballot. No votes other than ones using such Ballots will be counted except to the extent the Bankruptcy Court

orders otherwise. The Bankruptcy Court has fixed 4:00 p.m (prevailing Eastern time), on                        , 2003, as the time and date for the determination of Holders of record of Claims who are entitled to (a) receive a copy of the Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan. After carefully reviewing the Plan and the Disclosure Statement, including the exhibits annexed to both the Plan and the Disclosure Statement, please indicate your acceptance or rejection of the Plan on the appropriate Ballot and return such Ballot in the enclosed envelopes, to:

        If by overnight courier, to:

      Bankruptcy Services LLC
      Attn: Miriam Bloom
      757 Third Avenue, 3rd Floor
      New York, NY 10017
      Tel: 646-282-2500

      If by regular mail, to:

      Superior Telecom Ballot Processing
      c/o Bankruptcy Services LLC
      P.O. Box 5295
      Grand Central Station
      New York, NY 10163-5295

        BALLOTS MUST BE RECEIVED BY THE BALLOTING AGENT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON                        , 2003 (THE "VOTING DEADLINE"). ANY BALLOT THAT (A) IS NOT EXECUTED, (B) IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, (C) HAS BOTH THE ACCEPTANCE AND REJECTION BOXES CHECKED, OR (D) FOR WHICH AN ORIGINAL IS NOT RECEIVED SHALL NOT BE COUNTED. IF YOUR BALLOT IS NOT PROPERLY COMPLETED, SIGNED, AND RECEIVED, IT WILL NOT BE COUNTED. IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BY ADDRESSING A WRITTEN REQUEST TO THE ADDRESS SHOWN IMMEDIATELY ABOVE. FACSIMILE OR ELECTRONICALLY SUBMITTED BALLOTS WILL NOT BE COUNTED.

        If you have any questions regarding the procedures for voting on the Plan please contact the Balloting Agent, Bankruptcy Services LLC, 757 Third Avenue, 3rd Floor, New York NY 10017, Attn: Miriam Bloom, Tel: (646) 282-2500.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1    Exit Facility and Sources of Cash for Plan Distribution

        (a) In order to fund the Reorganized Debtors' working capital requirements and the payment of amounts required under the Plan to be paid in Cash, including repayment of all outstanding obligations under the DIP Facility, the Reorganized Debtors shall obtain the Exit Facility, substantially on the terms and conditions set forth in the Exit Facility Term Sheet, attached hereto as Exhibit A to the Plan, and as more fully described in the Disclosure Statement.

        (b) All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash, the operations of the Debtors or Reorganized Debtors, or post-Confirmation Date borrowings and/or financing, including the Exit Facility. The Reorganized Debtors may also make such payments using Cash received from their direct or indirect subsidiaries through the Reorganized Debtors' consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course.

Section 5.2    Effective Date Transactions; Post-Effective Date Transactions

        (a) The Plan provides that on the Effective Date, the following Effective Date Transactions will occur in the following order:

    (i)
    New Parent will be organized.

    (ii)
    New Subsidiary will be organized as a new wholly-owned Subsidiary of New Parent, and New Parent will contribute the New Common Stock and the New Warrants to New Subsidiary in exchange for the common stock of New Subsidiary.

    (iii)
    STI will be converted into a limited liability company ("STI-LLC").

    (iv)
    Superior will sell all of the membership interests of STI-LLC to the New Subsidiary in exchange for the New Common Stock, the New Warrants, the New Subsidiary Preferred Stock, and the New Senior Notes (which shall be issued by STI-LLC), in each case, at the fair market value thereof.

    (v)
    Superior will distribute the New Common Stock, the New Subsidiary Preferred Stock, and the New Senior Notes to the Holders of Existing Lender Claims. Superior will distribute the New Warrants to the Holders of Senior Subordinated Note Claims.

    (vi)
    Superior and New Subsidiary will elect pursuant to Section 338(h)(10) of the Internal Revenue Code to treat certain subsidiaries of STI as having sold their assets to a new subsidiary of New Subsidiary.

    (vii)
    Superior will be dissolved.

        (b) Furthermore, on or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructurings may include one or more mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effectuate these transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the application requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

Section 5.3    Dissolution of Certain Debtors; Continued Corporate Existence and Vesting of Assets in Surviving Reorganized Debtors

        (a) On the Effective Date, each of Superior and any other entities determined by the Debtors or the Reorganized Debtors will be deemed dissolved and will have no continuing corporate existence, subject only to each such Debtor's Plan-imposed obligation to satisfy Allowed Claims. With respect to each such Debtor, upon either (i) the final payment and satisfaction of the last of such Plan imposed obligations or (ii) the assumption of the last of such Plan imposed obligations by another Debtor or a Reorganized Debtor, such Debtor: (A) will be deemed to have been discharged as of the Effective

Date and immediately thereafter deemed to have dissolved for all purposes and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such dissolution and withdrawal; (B) will be deemed to have had all of its Interests cancelled pursuant to the Plan; and (C) will not be liable in any manner to any taxing authority for franchise, business, capital, license, or similar taxes that otherwise would have accrued on or after the Effective Date, all without the necessity for any other or further actions to be taken on behalf of such Debtor; provided, however, that the Reorganized Debtors may, if they so elect, and any officer of a Reorganized Debtor will be an authorized signatory for such purpose, prepare and file all corporate resolutions, statements, notices, tax returns, or certificates of dissolution in such Debtor's jurisdiction of incorporation or organization or other jurisdiction. The Reorganized Debtors and their directors and officers will not have or incur any liability for any actions taken or not taken under Section 5.2 of the Plan.

        (b) Each surviving Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under the laws of the state in which such Debtor is currently organized, as applicable, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Exit Facility, or any agreement, instrument, or indenture relating thereto, on or after the Effective Date, all property of each Estate and any property acquired by each of the Debtors under the Plan, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, each Reorganized Debtor may operate its respective businesses and may use, acquire, or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. All Intercompany Claims shall be disposed of under Class U-1 of this Plan.

        (c) Except as otherwise provided in this Plan or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Retained Causes of Action that the respective Debtors may hold against any Entity, shall vest in each respective Reorganized Debtor, and each respective Reorganized Debtor shall retain and may exclusively enforce any and all such claims, rights, or Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor and the Holders of Allowed Claims entitled to Distributions under the Plan. Each respective Reorganized Debtor shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Retained Causes of Action without the consent or approval of any third party and subject only to orders of the Bankruptcy Court.

        Section 5.4    New Parent Public Company and Registration Rights Agreement

        The New Parent will be a public reporting company under the Securities Exchange Act of 1934, and the New Parent will file and have declared effective a registration statement on Form 10 or such other registration statement as may be applicable to the New Parent as soon as reasonably practicable following the Effective Date. On the Effective Date, the New Parent will enter into the Registration Rights Agreement with certain Holders of the New Common Stock. In addition, the New Parent will use its reasonable best efforts to obtain a listing for the New Common Stock on NASDAQ as soon as reasonably practicable following the effectiveness of the applicable registration statement.

        Section 5.5    Cancellation of All Debt and Equity Instruments

        On the Effective Date, except to the extent provided otherwise in the Plan or the Confirmation Order, (a) all notes, instruments, certificates, guaranties, and other documents of the Debtors evidencing any Secured Claims shall be cancelled automatically and without further action and deemed terminated; (b) the Senior Subordinated Notes shall be cancelled automatically and without further action and deemed terminated; (c) the Trust Debentures shall be cancelled automatically and without further action and deemed terminated; (d) the Alpine Notes shall be cancelled automatically and without further action and deemed terminated; (e) all Equity Interests in Superior shall be cancelled automatically and without further action and deemed terminated; (f) all Equity Interests in Subsidiaries shall be cancelled automatically and without further action and deemed terminated except in accordance with the provisions applicable to Class E-2 herein; and (g) all options, warrants, conversion, privilege, or other legal or contractual right to acquire any of the foregoing interests shall be cancelled automatically and without further action and deemed terminated.

        Section 5.6    New Senior Notes, New Common Stock, New Subsidiary Preferred Stock, and New Warrants

        (a) On the Effective Date, Reorganized STI-LLC will issue $145 million of New Senior Notes pursuant to the New Senior Note Indenture to the Holders of Existing Lender Claims in accordance with and subject to the terms and conditions set forth on Exhibit B to this Plan and as more fully described in the Disclosure Statement.

        (b) On the Effective Date, the New Parent will issue    shares of New Common Stock. For purposes of the Plan, based upon the Debtors' reorganization value and the pro forma capitalization of the New Parent, each share of New Common Stock will be deemed to have a value of $    as of the Effective Date. On the Effective Date, 100% of the New Common Stock will be issued to the Holders of the Existing Lender Claims, subject to dilution from shares issued (i) upon the exercise of the options issued under the Management Equity Plan, (ii) under the Director Equity Plan, and (iii) pursuant to the New Warrants to be issued to the Holders of Senior Subordinated Note Claims provided that Class votes in favor of the Plan, and (iv) as otherwise provided in the certificate of incorporation and/or by-laws of the New Parent.

        (c) On the Effective Date, the New Subsidiary will issue 5,000,000 shares of the New Subsidiary Preferred Stock, the terms of which are set forth on the term sheet annexed to the Plan as Exhibit E, and as more fully described in the Disclosure Statement.

        (d) On the Effective Date, the New Parent will issue to the Holders of Senior Subordinated Note Claims the New Warrants, the terms of which are set forth in the term sheet annexed to this Plan as Exhibit C, and as more fully described in the Disclosure Statement.

        Section 5.7    Effectiveness of Related Documents

        All Plan Documents and/or any other agreement entered into or instrument issued or in connection with any of the foregoing or any other Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously without any further order of the Bankruptcy Court.

        Section 5.8    Release of Liens and Perfection of Liens

        Except as otherwise provided in this Plan, the Exit Facility, or in any contract, instrument, or other agreement or document entered into in connection with the consummation of the Plan: (a) each Holder of (i) a Secured Claim, (ii) a Claim that is purportedly secured, and/or (iii) a judgment, mechanics or similar Lien, shall on or immediately before the Effective Date: (A) turn over and release to the Reorganized Debtors any and all property of the Debtors that secures or purportedly secures such Claim as they pertain to the properties owned or leased by the Debtors or such Liens shall automatically, and without further action by the Debtors or Reorganized Debtors, be deemed released; and (B) execute such documents and instruments as the Reorganized Debtors reasonably request to evidence such Claim Holder's release of such property or Lien; and (b) on the Effective Date, all right, title, and interest in any and all property of the Debtors' Estates shall be transferred to the Reorganized Debtors free and clear of all Claims, Liens and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances, and/or security interests of any kind. Except as otherwise provided in this Plan or in any contract, instrument, or other agreement or document entered into in connection with the consummation of the Plan, no Distributions hereunder shall be made to or on behalf of any Claim Holder unless and until such Holder complies with any outstanding demand that it executes and delivers to the Debtors or Reorganized Debtors such release of Liens or otherwise turns over and releases such Cash, pledge, or other possessory Liens. Any such Holder that fails to comply with such a demand to execute and deliver such release of Liens or otherwise turn over and release such Cash, pledge, or other possessory Lien within 120 days of such demand shall, at the discretion of the Reorganized Debtors, be deemed to have no further Claim against the Debtors, the Reorganized Debtors, or their assets or properties in respect of such Claim and shall not participate in any Distribution hereunder. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

        Section 5.9    Corporate Governance, Directors and Officers, and Corporate Action

        (a) Certificates of Incorporation and By-Laws.    On or as soon as reasonably practicable after the Effective Date, the certificate of incorporation, by-laws, and other governing documents of each Debtor shall be amended and/or restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The New Parent's certificate of incorporation will, among other things, authorize the issuance of the New Common Stock in accordance with the Plan, and the New Subsidiary's certificate of incorporation will, among other things, authorize the issuance of the New Subsidiary Preferred Stock in accordance with the Plan. From and after the Effective Date, subject to the right of the stockholders to amend the certificate of incorporation of the New Parent and the New Subsidiary after the Effective Date, the New Common Stock, the New Subsidiary Preferred Stock, and any common stocks interest of the New Subsidiary (which will be held by the New Parent) shall be the only outstanding classes and series of stock of the New Parent and the New Subsidiary, and the certificate of incorporation, by-laws, and other governing documents of the New Parent will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

        (b) Directors and Officers of the Reorganized Debtors.    Subject to any requirement of Bankruptcy Court approval, pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the 10th calendar day before the Confirmation Hearing, the identity and affiliations of any Person proposed to serve as an initial manager or officer or on the initial boards of directors, as applicable, of the Reorganized Debtors, the New Parent, and the New Subsidiary. To the extent any such Person is an Insider (as defined in Section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors shall be consistent with each Reorganized Debtor's Certificate of Incorporation, as applicable. Each such director, officer, or manager shall serve from and after the Effective Date pursuant to the terms of the certificates of incorporation or other constituent documents of the Reorganized Debtors, the New Parent, and the New Subsidiary and applicable state corporation law. The New Parent's New Board shall be comprised of seven directors, including (if appointed by the Effective Date) the Chief Executive Officer (the "CEO") of the New Parent. Until such time as the CEO is selected, the Chief Restructuring Officer of the Debtors will serve in place of the CEO.

        (c) Corporate Action.    On the Effective Date, all actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of the Plan) by virtue of the entry of the Confirmation Order, in accordance with the Bankruptcy Code and applicable state law (including, but not limited to, section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the business corporation law or code of each other state in which the Reorganized Debtors, the New Parent, and the New Subsidiary are incorporated or organized) and without any requirement of further action by the stockholders, directors, or members of the Debtors or the Reorganized Debtors. On the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors, the New Parent, and the New Subsidiary and members of the boards of directors of the Reorganized Debtors, the New Parent, and the New Subsidiary are authorized and directed in the name of and on behalf of the Reorganized Debtors, the New Parent, and the New Subsidiary to issue, execute, deliver, file, or record the agreements, documents, contracts, securities, instruments, releases, and other agreements, and take such other actions as may be necessary, to effectuate and further evidence the terms and conditions of the Plan.

        Section 5.10    Escrows

        Except as expressly provided in the Plan or as otherwise ordered by the Bankruptcy Court, all escrows previously established prior to and during the Chapter 11 Cases and still in existence on the Effective Date shall continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered. Escrowed funds that are released to the Debtors after the Effective Date shall be used to achieve consummation and carry out the terms and provisions of the Plan.

        Section 5.11    Employee Matters

        (a) As of the Effective Date, the Reorganized Debtors shall implement the Management Equity Plan. The Management Equity Plan shall provide for the issuance of options for up to 9% of the New Common Stock with the allocations of awards under the Management Equity Plan to be effected by the New Board following the Effective Date. Options issued during a reasonable period after the Effective Date to be priced at no greater than the Effective Date value (as determined by the New Board). Options issued thereafter shall be priced at fair value on date of issuance (or as otherwise determined by the New Board).

        (b) As of the Effective Date, the Reorganized Debtors shall implement the Director Equity Plan. The Director Equity Plan shall provide for the distribution of up to 1% of the New Common Stock for the purpose of attracting and compensating outside (i.e., non-management, non-affiliate) directors.

        (c) On the Effective Date, all outstanding obligations of the Debtors under the Key Employee Retention Plan approved by the Bankruptcy Court shall be assumed by the Reorganized Debtors.

        Section 5.12    Substantive Consolidation For Limited Purposes

        This Plan's structure is predicated upon the substantive consolidation of the Debtors' Chapter 11 Cases into a single proceeding solely for the purposes of the Chapter 11 Cases and all actions with respect to voting, Confirmation, Consummation, and implementation of this Plan. Voting will be aggregated by type of Claim without regard to the particular Debtor against whom such Claim is held. On the Effective Date, and solely for the purposes of this Plan and the Distributions and transactions contemplated thereby, the structure of this Plan essentially consolidates all assets and liabilities of the Debtors' Estates into a single estate. This Plan's treatment of all Claims essentially treats all cross-corporate guarantees made by the Debtors prepetition as eliminated, and any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors are essentially deemed to be a single obligation of the consolidated Debtors. All Claims filed or to be filed in connection with any such obligation and such guarantees are essentially deemed to be a single Claim against the consolidated Debtors, and each and every Claim filed in the individual Chapter 11 Case of any of the Debtors is essentially deemed to be a single obligation of all of the Debtors under this Plan. Notwithstanding the treatment of such Claims, nothing herein shall affect the obligations of each of the Debtors under this Plan. Notwithstanding the substantive consolidation of these Chapter 11 Cases for purposes of this Plan, each of the Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, and each of the Reorganized Debtors shall continue to pay fees required to be paid under Section 1930 of Title 28 of the United States Code.

        Unless the Bankruptcy Court has ordered substantive consolidation of the Cases before the Confirmation Hearing, this Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any Holder of a Claim or Equity Interest in a Class Impaired by this Plan on or before the deadline for submitting objections to this Plan or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        Section 6.1    Assumption of Executory Contracts and Unexpired Leases

        Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors, including those listed on Schedule of Contracts/Leases to Be Assumed and Cure Amounts annexed as Exhibit F to the Plan, will be deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (a) have been rejected by Final Order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date, or (c) are rejected pursuant to the terms of the Plan by virtue of their listing on the Schedule of Contracts/Leases to Be Rejected annexed as Exhibit G to the Plan. Not later than                 , 2003, the Debtors shall file with the Bankruptcy Court and serve on interested parties a motion listing the executory contracts and unexpired leases to be assumed (together with the proposed cure amount, if any) the executory contracts and unexpired leases and to be rejected. The Debtors reserve the right to add or remove any executory contract or unexpired lease identified on Exhibits F or G to the Plan or otherwise proposed to be assumed or rejected prior to entry of the Confirmation Order or entry of other Final Order with respect to such executory contract or unexpired lease by the Bankruptcy Court. In addition, to the extent that the amount asserted to be the necessary cure amount would, if ordered, render assumption of any executory contract or unexpired lease not to be economically feasible or otherwise imprudent, then the

Debtors may, prior to the Effective Date, elect to (a) reject the executory contract or unexpired lease pursuant to the Plan or (b) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the executory contract or unexpired lease from the scope of the Confirmation Order, and retain the right to reject the executory contract or unexpired lease pursuant to the Plan pending the outcome of such dispute. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the respective Recognized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. The transactions contemplated by the Plan shall not be a "change in control" in any contract or lease, and any consent requirement shall be satisfied by confirmation of the Plan. Unless deemed automatically effective under the terms of any such executory contract or unexpired lease, all executory contracts and unexpired leases to which STI is a party and which are designated as contracts or leases under the Plan will be deemed to be automatically assumed and assigned to STI-LLC on the Effective Date.

        Section 6.2    Claims Based on Rejection of Executory Contracts or Unexpired Leases

        All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty days after the date of entry of an order of the Bankruptcy Court approving such rejection (or such different date that is established by such rejection order or other order of the Bankruptcy Court). Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or the Reorganized Debtors, their respective Estates and properties unless otherwise ordered by the Bankruptcy Court or provided for in the Plan. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of this Plan, subject to any limitation on allowance of such Claims under Section 502(b) of the Bankruptcy Code or otherwise.

        Section 6.3    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made promptly following the entry of a Final Order resolving the dispute and approving the assumption.

        Section 6.4    Indemnification of Directors, Officers, and Employees

        The obligations of the Debtors to indemnify Confirmation Date Management, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the Delaware General Corporation Law or other applicable law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, the Reorganized Debtors shall assume all existing indemnification obligations in favor of members of the Confirmation Date Management (whether in the Debtors' bylaws, contracts or otherwise), and shall maintain and obtain "D&O" insurance coverage consistent with the Debtors' existing program in scope and amount at then prevailing market rates for a four-year period. In the event that such coverage is not available, the Reorganized Debtors shall purchase appropriate tail coverage with respect to prior periods. Such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

Section 6.5    Compensation and Benefit Programs

        Pursuant to the provisions of Section 365 and 1123 of the Bankruptcy Code the Essex Group, Inc. Supplemental Executive Retirement Plan, the Deferred Compensation Plan of Essex Group, Inc., shall be treated as executory contracts under the Plan and on the Effective Date will be rejected. Except as otherwise expressly provided herein, all other employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, retention plans, pension plans (including the Retirement Income Plan for Hourly Employees of Essex Group and the Retirement Income Plan for Salaried Employees of Essex Group; however, the Debtors are evaluating the appropriate course of action to take with respect to these plans post-Effective Date), incentive plans, vacation and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code. The Debtors retain any rights to modify any such benefit plan or program pursuant to and in accordance with the terms of such benefit plan or program.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.1    Distribution for Claims Allowed as of the Effective Date

        (a)   Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, Distributions to be made on the Effective Date on account of Allowed Claims that are due and owing as of the Effective Date, and entitled to receive Distributions under the Plan, shall be made on the Effective Date or as soon as reasonably practicable thereafter. Pursuant to this Plan, to the extent otherwise permitted, all Distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any.

        (b)   Any payment in Cash to be made by the Debtors shall be made, at the election of the Debtors, by check drawn on a domestic bank or by wire transfer from a domestic bank.

Section 7.2    Delivery of Distributions and Unclaimed Distributions

        (a)   Delivery of Distributions in General.    Distributions to Holders of Allowed Claims or Equity Interests shall be made at the address of the Holder of such Claim as indicated in the records of the Debtors. Distributions shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement, or analogous instrument or agreement, if any, and the provisions of the Plan, and Distributions shall be made only to the Holders of record as of the Distribution Record Date.

        (b)   No fractional shares or applicable units of New Common Stock, New Warrants, New Senior Notes, or New Subsidiary Preferred Stock shall be issued under the Plan and each Person otherwise entitled to receive an amount of said instruments that includes fractional amounts shall receive an amount of said instruments as shall reflect a rounding down of such fraction to the nearest whole unit; provided further with respect to any fractional amount rounded down hereunder, the Reorganized Debtors shall pay a Cash adjustment to the Person in respect of such fractional amount.

        (c)   With respect to any Claims that receive Cash, whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent. To the extent any Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as "Unclaimed Property" under the Plan.

        (d)   Notwithstanding any other provision of this Plan, no Cash payment of less than ten dollars shall be made on account of any Allowed Claim, including any Cash adjustments described herein, nor shall any of the Reorganized Debtors be obligated to make any such de minimus Cash payment, unless a specific request for payment is made in writing by the Holder of such Claim to the Reorganized Debtors.

        (e)   Unclaimed Distributions.

    (i)
    Holding of Unclaimed Distributions.    If any Distribution to a Holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further Distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then current address. Unclaimed Distributions shall remain in the possession of the Reorganized Debtors pursuant to this Article. An Unclaimed Distribution that constitutes Cash shall not be entitled to any interest, dividends or other accruals of any kind.

    (ii)
    Failure to Claim Unclaimed Distributions.    Except with respect to Distributions made to the Holders of Existing Lender Claims, any Holder of an Allowed Claim that does not assert an entitlement to an Unclaimed Distribution within one year after the Effective Date shall have its Claim for such Unclaimed Distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their properties. In such cases: (A) any Cash held for Distribution on account of such Claims shall be the property of the Reorganized Debtors, free of any restrictions thereon and (B) any New Warrants held for Distribution on account of such Claims shall be cancelled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

    (iii)
    Compliance with Tax Requirements.    Any federal, state, or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from Distributions hereunder. All Entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

        (f)    Time Bar to Cash Payments.    Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which the check was originally issued. Any Claim in respect of such a voided check shall be made on or before the second anniversary of the Effective Date. After such date, all Claims and respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

Section 7.3    Distribution Record Date

        As of the close of business on the Distribution Record Date, the transfer registers for any instrument, security, or other documentation canceled pursuant to the Plan shall be closed and the transfer of any such instrument, security, or other documentation, or any interest therein, will be prohibited. Each Reorganized Debtor shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date, as the case may be.

Section 7.4    Timing and Calculation of Amounts to Be Distributed

        On or as soon as practicable after the Effective Date, each Holder of an Allowed Claim against the Debtors shall receive the full amount of the Distributions that the Plan provides for such Allowed Claims in the applicable Class. Except as otherwise agreed by the Holder of a particular Claim, or as provided in this Plan, all Distributions to be paid under the Plan shall be distributed in such amounts and at such times as are determined to be reasonably prudent by the Reorganized Debtors.

Section 7.5    Setoffs and Recoupments

        Except as expressly provided in this Plan or any order of the Bankruptcy Court and except with respect to Existing Lender Claims, the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

Section 7.6    Fractional Shares

        No fractional shares of New Common Stock, New Senior Notes, New Warrants, or New Subsidiary Preferred Stock shall be distributed. When any issuance of a fraction of a share of New Common Stock, New Senior Notes, New Warrants, or New Subsidiary Preferred Stock would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share, New Senior Note, New Warrant, or New Subsidiary Preferred Stock share, as applicable, or a rounding down of such fraction (in the case of less than .50).

Section 7.7    Rounding and De Minimus Amounts

        Notwithstanding any other provision of the Plan, payments of fractions of Dollars shall not be made. Whenever any payment of a fraction of a Dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Dollar (up or down), with half Dollars being rounded up. If a Cash payment otherwise provided for by the Plan with respect to an Allowed Claim would be less than ten ($10.00) Dollars (whether in the aggregate or on any payment date provided in the Plan), notwithstanding any contrary provision of the Plan, the Reorganized Debtors shall not be required to make such payment unless a request therefore is made in writing to the Reorganized Debtors.

ARTICLE VIII
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 8.1    Characterization of Disputed Claims

        Pursuant to Section 1111(a) of the Bankruptcy Code, a proof of claim is deemed filed under Section 501 of the Bankruptcy Code if that Claim is included in the Schedules filed under Section 521 or 1106(a)(2) of the Bankruptcy Code and is deemed filed in the amount listed on the Schedules, except if the Claim is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated Claim must be asserted by its Holder, or an indenture trustee representing such Holder, by the timely filing of a proof of claim. If a proof of claim is not filed in a timely manner, the Claim shall be deemed to be barred and/or otherwise disallowed. Any Administrative Claim that is not timely filed in accordance with this Plan or by any Administrative Claim bar date established in these Chapter 11 Cases shall be barred.

Section 8.2    Prosecution of Objections to Claims and Equity Interests

        From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interests without approval of the Bankruptcy Court and shall have the exclusive authority to file objections, contest, settle, compromise, withdraw, or litigate to judgment objections to Claims and Equity Interests.

Section 8.3    Estimation of Claims

        The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court, except that after the Confirmation Date the Reorganized Debtors may compromise, settle or resolve any such Claims without further Bankruptcy Court approval.

Section 8.4    Payments and Distributions on Disputed Claims

        Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial Distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and Distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim and a Disputed Claim will receive the appropriate payment or Distribution on the Allowed Claim, although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or Distribution will be made on the Disputed Claim until such dispute is resolved by settlement or Final Order.

Section 8.5    Disputed Claim Reserve

        The Reorganized Debtors shall maintain, in accordance with their powers and responsibilities under the Plan, a reserve on account of any distributable amounts required to be set aside on account of Disputed Claims. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided in accordance with this Plan, as such Disputed Claims are resolved by Final Order, and shall be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date. Any net earning of the reserve related thereto shall be distributed together with any such related amounts distributed.

ARTICLE IX
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

Section 9.1    Conditions Precedent to Confirmation

        The Confirmation of the Plan shall be subject to the following conditions precedent, which shall have been satisfied or waived pursuant to the provisions of Section 9.3 hereof:

          (a)   the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Administrative Agent (acting on instructions of the Existing Lender Plan Committee) shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court;

          (b)   the Administrative Agent shall be reasonably satisfied that existing insurance arrangements will remain available to STI-LLC following the Effective Date; and

          (c)   a commitment letter respecting the Exit Facility, in form and substance reasonably acceptable to the Debtors and to the Administrative Agent (acting on instructions of the Existing Lender Plan Committee), shall have been filed as an Exhibit to the Plan.

Section 9.2    Conditions Precedent to Consummation

        The Consummation of the Plan shall be subject to the following conditions precedent, which shall have been satisfied or waived pursuant to the provisions of Section 9.3 hereof:

          (a)   ten days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall have become a Final Order;

          (b)   the closing of the Exit Facility, in a form that, among other things, satisfies the Minimum Availability Condition, shall have occurred, and all obligations under the DIP Facility shall have been satisfied in full, in Cash, and the DIP Facility shall have been terminated;

          (c)   all authorizations, consents and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained; and

          (d)   the Plan Documents shall have been finalized and fully executed in form and substance satisfactory to the Debtors, the Administrative Agent, and the Existing Lender Plan Committee.

Section 9.3    Waiver of Conditions

        The Debtors, with the consent of the Administrative Agent (acting on instructions of the Existing Lender Plan Committee), may waive any of the conditions precedent to Confirmation of the Plan or to consummation of the Plan set forth in this Article IX at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

Section 9.4    Effect of Non-Occurrence of Conditions to Consummation

        If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (b) prejudice in any manner the rights of the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

ARTICLE X
DISCHARGE, RELEASE, INJUNCTIVE, AND RELATED PROVISIONS

Section 10.1    Discharge

        The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for, and in complete satisfaction, discharge, and release of, any and all Claims and Equity Interests of any nature whatsoever, including any interest, fees, or penalties accrued on or relating to such Claims and Equity Interests whether before or after the Petition Date, against the Debtors and Debtors-in-Possession or any of their assets or properties. Except as otherwise provided in the Plan, (a) on the Effective Date, the Debtors and Reorganized Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim or proof of interest based on such Claim, debt, or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Equity Interest based on such debt or interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the Holder of a Claim or Equity Interest based on such debt or interest has accepted the Plan or has made an appearance in the Chapter 11 Cases and (b) all persons and entities (including, but not limited to, states and other governmental units) shall be deemed precluded from asserting against the Reorganized Debtors, the New Parent, the New Subsidiary, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. The Confirmation Order shall act as a discharge of any and all Claims and Equity Interests against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim or Equity Interest discharged.

Section 10.2    Releases

        In consideration of the contributions of certain parties to the Chapter 11 Cases commenced by the Debtors including, but not limited to, the waiver by certain parties (or their Affiliates) of rights against the Debtors, the Plan provides for certain waivers, exculpations, releases, and injunctions.

        (a)   Mutual Releases by Debtors, Reorganized Debtors, Affiliates, and Releasees.    As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Affiliates of the Debtors, and the Releasees shall be deemed to have mutually between and/or among themselves (i) forever released, waived and discharged all Claims, Causes of Action, and any and all other Liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Plan or assumed by the Debtors), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter existing, in law, equity or otherwise that are based in whole or in part on (A) any act, omission, transaction, condition, event or other occurrence taking place or existing on or prior to the Effective Date since the beginning of time in any way directly, indirectly, or derivatively arising from or related to the Debtors, the Reorganized Debtors, their respective operations, or their securities, (B) any act or omission related to service with or for or on behalf of Debtors, the Chapter 11 Cases, the Disclosure Statement, the Plan, the negotiation, formulation, and preparation of the Disclosure Statement and the Plan, or any reorganization documents (including any of the Plan Documents and/or any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), and (C) any act taken pursuant to or in connection with any of the foregoing that could have been asserted by or on behalf of the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Affiliates of the Debtors, and the Releasees, other than in cases of willful misconduct (collectively, the "Released Liabilities"), and (ii) forever covenanted not to sue, assert any Claims, Causes of Action, or Liabilities against or otherwise seek recovery, whether based on tort, contract or otherwise (except in cases of willful misconduct) in connection with any of the foregoing, except that any claims arising on behalf of Confirmation Date Management as a result of obligations undertaken in Sections 6.4 and 6.5 of this Plan and any Claims for indemnification arising on behalf of the directors and officers of the Debtors' Affiliates against those Entities that either employ those officers or on whose board those directors serve, shall not be released.

        (b)   Releases by Holders of Claims and Equity Interests.    As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each Holder of a Claim or Equity Interest that has voted to accept the Plan, and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Equity Interests who are members of a Class consolidated for voting purposes which consolidated Class has voted to accept the Plan (and, except as otherwise provided herein, expressly excepting those who are conclusively presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan), in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan or any reorganization documents (including any of the Plan Documents and/or any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each Holder that has held, holds or may hold a Claim or Equity Interest, as applicable, shall be deemed to have (A) forever released, waived and discharged all Released Liabilities against any of the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Affiliates of the Debtors, and the Releasees (other than in cases of willful misconduct), and (B) forever covenanted with each of the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Affiliates of the Debtors, and the Releasees not to sue, assert any Claim, Causes of Action, or Liabilities against or otherwise seek recovery from any of the Debtors, the Reorganized Debtors, or the Affiliates of the Debtors (except in accordance with the Plan) or any Releasee, whether based on tort, contract, or otherwise (other than in cases of willful misconduct) in connection with any of the foregoing.

        (c)   As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as Debtors-in-Possession shall be deemed to have forever released, waived, and discharged the Released Causes of Action other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Plan or assumed by the Debtors.

Section 10.3    Exculpation

        None of the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Affiliates of the Debtors, the Releasees, the Committee or any of its members, any of their respective professionals, or any of their successors or assigns shall have or incur any liability to, or be subject to any Claim, Cause of Action, or Liability by any Holder of any Claim or Equity Interest, or any other party in interest, or any of their respective members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives, or any of their successors or assigns for any act or omission in connection with, or arising out of the Debtors' restructuring, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Documents, the solicitation of votes for, and the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and Confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in this Section 10.2 shall be construed to abrogate the obligations of the Reorganized Debtors under the Plan Documents upon the occurrence of the Effective Date.

Section 10.4    Injunction

        Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, by express provision or by confirming this Plan, that all Persons and Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are, with respect to those Claims and Equity Interests, permanently enjoined, on and after the Confirmation Date, from:

          (a)   (i) asserting, commencing, or continuing in any manner any action against the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Affiliates of the Debtors, the Releasees, the Committee or any of its members, or any of their respective professionals, to the extent of any release pursuant to Article 10.2 of this Plan or any Person or Entity exculpated pursuant to Article 10.3 of this Plan, any action against any of their respective assets, and any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date; (ii) the enforcement, attachment, collection, or recovery, by any manner or means of any judgment, award or decree or order against the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Affiliates of the Debtors, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or Entity exculpated pursuant to Article 10.3 with respect to any such action referred to in clause (a)(i) above; (iii) creating, perfecting, or enforcing any Lien of any kind against the Debtors, the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Affiliates of the Debtors, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or entity exculpated pursuant to Article 10.3, with respect to any such action referred to in clause (a)(i) above; (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtors, the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Affiliates of the Debtors, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or entity exculpated pursuant to Article 10.3 of this Plan, with respect to any such action referred to in clause (a)(i) above; and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; and

          (b)   commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Equity Interest, interest obligation, debt right, remedy or liability released or to be released pursuant to the Plan or this Article X.

ARTICLE XI
RETENTION OF JURISDICTION

Section 11.1    Retention of Jurisdiction

        Notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain such jurisdiction as legally permissible, including exclusive jurisdiction of all matters arising out of and related to the Chapter 11 Cases and the Plan pursuant to and for the purposes of Sections 105(a) and 1142 of the Bankruptcy Code, and also including, without limitation, jurisdiction to:

          (a)   Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

          (b)   Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          (c)   Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the adding of any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          (d)   Ensure that Distributions to Holders of Allowed Claims or Allowed Equity Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed under the Plan;

          (e)   Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          (f)    Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan;

          (g)   Resolve any cases, controversies, suits, or disputes that may arise in connection with the interpretation or enforcement of the Plan, the Plan Documents, or any Person's or Entity's obligations incurred under, or in connection with, the Plan or the Plan Documents;

          (h)   Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

          (i)    Resolve any cases, controversies, suits, or disputes with respect to the releases, injunction, and other provisions contained in Section X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction, and other provisions;

          (j)    Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

          (k)   Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Documents, or any contract, instrument, release, indenture, or other agreement or document created under, or in connection with, the Plan or the Disclosure Statement;

          (l)    Enter an order or final decree concluding the Chapter 11 Cases;

          (m)  Resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

          (n)   Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Bar Date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the Confirmation of the Plan for the purpose of determining whether a Claim or Equity Interest is discharged under the Plan or for any other purpose;

          (o)   Recover all assets of the Debtors and property of the Estates, wherever located, including any Causes of Action under Sections 544 through 550 of the Bankruptcy Code to the extent not released and waived pursuant to the terms and conditions of the Plan; and

          (p)   Hear and resolve all matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1    Dissolution of Committees

        On the Effective Date, all Committees shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

Section 12.2    Payment of Statutory Fees

        All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date, and thereafter shall be paid by the Reorganized Debtors through the date of entry of the final decree in the Debtors' Chapter 11 Cases. The amount of fees payable by each Debtor under Section 1930 of Title 28 of the United States Code is determined by allocating cash disbursements to each Debtor in proportion to the revenue received by each individual Debtor over the total revenue received by all of the Debtors.

Section 12.3    Modification of the Plan

        The Debtors reserve the right, with the consent of the Administrative Agent, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

Section 12.4    Revocation or Withdrawal of Plan

        The Debtors reserve the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur on or before                        , 2003, then the Plan shall be deemed null and void, and of no force or effect.

Section 12.5    Successors and Assigns

        The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

Section 12.6    Reservation of Rights

        Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

Section 12.7    Section 1145 Exemption

        Pursuant to Section 1145(a) of the Bankruptcy Code, any offer, issuance, transfer or exchange of New Common Stock, New Senior Notes, New Warrants, New Subsidiary Preferred Stock, or other securities under the Plan or the making or delivery of an offering memorandum or other instrument of offer or transfer related thereto under the Plan shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an Issuer or a security.

Section 12.8    Headings

        Headings utilized in this Plan and the Disclosure Statement are for the convenience of reference only and shall not constitute a part of the Plan for any other purpose.

Section 12.9    Governing Law

        Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 12.10    Severabi1ity

        Except as to terms which would frustrate the overall purposes of the Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

Section 12.11    Implementation

        The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in the Plan.

Section 12.12    Inconsistency

        In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 12.13    Further Assurances

        The Debtors, the Reorganized Debtors and all Holders of Claims and Equity Interests receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Section 12.14    Service of Documents

        Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail, postage prepaid to:

    Superior Telecommunications Inc.
    150 Interstate North Parkway
    Suite 300
    Atlanta, GA 30339-2101
    Telephone: (770) 953-8338
    Facsimile: (770) 303-8892
    Attn: David S. Aldridge

    with copies to:

    Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.
    919 N. Market Street, 16th Floor
    P.O. Box 8705
    Wilmington, Delaware 19899-8705 (Courier 19801)
    Telephone: (302) 652-4100
    Facsimile: (302) 652-4400
    Attn: Laura Davis Jones

Section 12.15    Exemption from Certain Transfer Taxes

        Pursuant to Section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, Instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security Interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

Section 12.16    Compromise of Controversies

        Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Entity holding claims against the Debtors.

Section 12.17    No Admissions

        Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth herein.

Section 12.18    Filing of Additional Documents

        On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: July , 2003	SUPERIOR TELECOM INC., et al., Debtors and Debtors in Possession
	By:	David S. Aldridge Chief Restructuring Officer, Chief Financial Officer and Treasurer
PACHULSKI, STANG, ZIEHL, YOUNG, JONES & WEINTRAUB P.C.	PROSKAUER ROSE LLP Alan B. Hyman (AH-6655)
Laura Davis Jones (Bar No. 2436)	Jeffrey W. Levitan (JL-6155)
James I. Stang (CA Bar No. 94435)	Lisa A. Chiappetta (LC-6514)
Michael R. Seidl (Bar No. 3889)	1585 Broadway
Curtis A. Hehn (Bar No. 4264)	New York, New York 10036
919 N. Market Street, 16th Floor	Telephone: (212) 969-3000
P.O. Box 8705	Facsimile: (212) 969-2900
Wilmington, Delaware 19899-8705 (Courier 19801) Telephone: (302) 652-4100 Facsimile: (302) 652-4400
BANKRUPTCY COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION	SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

EXIT FACILITY TERM SHEET

[TO BE PROVIDED]

EXHIBIT B

TERMS OF NEW NOTES

Issuer:	Superior Telecommunications LLC[1] (sometimes referred to herein as the "Company").
Guarantors:	Each of the domestic subsidiaries of the Company as well as the Parent that also guarantee the Exit Facility shall guarantee the Notes (collectively, the "Guarantors").
Principal Amount:	$145 million.
Issue Date:	Plan Effective Date.
Initial Holders:	Existing Lenders.
Interest Rate:
9.5% payable semi-annually; provided, however, with respect to the first 2 interest payments to be made on the interest payment dates next following the Issue Date (the first such interest payment date is hereinafter referred to as the "First Interest Payment Date" and the second such interest payment date is hereinafter referred to as the "Second interest payment Date"), if the cumulative Consolidated EBITDA of the Company and its Subsidiaries as of such dates does not exceed such amounts as to be agreed upon by the Company and the Existing Lenders and which shall be fully set forth in the Indenture, then, at the option of the Company, in lieu of making the otherwise due cash interest payment on each such interest payment date, the Company may pay interest as follows: (i) cash interest at the rate of 4.75% and (ii) PIK interest notes (of the same tenor as the New Notes, including the same maturity date) at the rate of 5.25%. For purposes of determining if the cumulative Consolidated EBITDA performance criteria has been achieved, Consolidated EBITDA shall be measured as follows: (x) in respect of the First Interest Payment Date, cumulative Consolidated EBITDA as of the six month period ending on the last day of the most recently completed calendar month which is 30 days prior to the First Interest Payment Date and (y) in respect of the Second Interest Payment Date, cumulative Consolidated EBITDA as of the 12 month period ending on the last day of the most recently completed calendar month which is 30 days prior to the Second Interest Payment Date. Notwithstanding anything herein to the contrary, all interest payments following the first 2 interest payments shall be paid in cash.
Ranking:
Second priority secured obligations of the Company and the Guarantors. The second priority liens on the collateral securing the Notes will be junior to liens on the collateral securing the obligations under the Exit Facility and other permitted liens.

(1)
Issuer will be the same entity that is the "Borrower" under the Exit Facility. Alternatively, we may adopt the same borrowing structure for both the Exit Facility and the Notes as used in the Pre-Petition Credit Agreement (i.e., both Superior Telecommunications Inc. and Essex Group Inc. were borrowers)

Trustee:	American Stock Transfer & Trust Company, Bank of New York or such other institution reasonably acceptable to the Parent and the Existing Lenders.
Collateral Trustee:	American Stock Transfer & Trust Company, Bank of New York or such other institution reasonably acceptable to the Parent and the Existing Lenders.
Maturity:	Five (5) years after the Plan Effective Date.
Security:
Second priority security interest in all assets of the Company and the Guarantors (other than (x) foreign assets of any direct foreign subsidiaries, (y) in excess of 65% of the capital stock of any foreign subsidiary or the voting capital stock of such subsidiary and (z) other exceptions to be agreed upon).
Collateral Trust Agreement:
The Company, the Guarantors and the Collateral Trustee shall enter into a collateral trust agreement, in form and substance satisfactory to the lenders under the Exit Facility and the Existing Lenders (the "Collateral Trust Agreement"), or other intercreditor arrangement pursuant to which the security interest in collateral securing the Notes will be a second priority to the security interest in the same collateral securing the Exit Facility.
Redemption:
Optional redemption by Company at par at any time (other than during redemption period following Change of Control) permitted and on other terms and conditions customary in the public high yield debt market.
Change of Control:
Upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The definition of "Change of Control" will be a definition acceptable to the Company and the Existing Lenders, but in any event will be the same as such term is defined in the Exit Facility.
Covenants:	To be agreed upon, and including customary exceptions and "baskets," in each case no more onerous than those included in current public high yield debt market, principally as described below.
Limitation on Incurrence of Indebtedness:
The Company and its Restricted Subsidiaries (which will include all Guarantors) may not incur additional debt or issue preferred stock unless a pro forma fixed charge coverage (i.e., EBITDA/interest) meets a pre-defined level. Notwithstanding the above, the Company and its Restricted Subsidiaries can issue debt:
• under the Exit Facility provided that the aggregate original principal amount thereof does not exceed $160 million;
• to refinance existing indebtedness (including the Exit Facility up to an aggregate principal amount not to exceed $160 million);
• indebtedness incurred pursuant to customary non-speculative hedging agreements;

2

	•	acquired debt existing on property or assets at the time of acquisition;
	•	capitalized lease obligations and purchase money obligations;
	•	indebtedness incurred for the sole purpose of financing the payment of insurance premiums;
	•	an additional specified basket; and
	•	other exceptions to be agreed upon (e.g., intercompany debt).
Limitations on Restricted Payments:
The Company and its Restricted Subsidiaries will be restricted from making payment such as common or preferred stock dividends, repurchase of capital stock and repurchase of subordinated debt. Such payments will be permitted if:
•
no Event of Default (to be defined in the Note indenture) has occurred or would occur (but certain restricted payments of distributions to Parent to pay consolidated group taxes and Parent's ordinary course operating expenses to be permitted in any event);
	•	payable solely in common stock of the Parent; and
	•	other conditions to be agreed upon are satisfied.
Limitations on Creation of Additional Liens:
The Company and its Restricted Subsidiaries will not create, incur, assume or suffer to exist any liens on any of their respective assets, except: (i) liens securing parity debt (including the Notes and the Exit Facility); (ii) liens securing acquired debt existing on property or assets at the time of acquisition; and (iii) certain permitted liens to be agreed upon (including a basket and other exceptions typical to public high yield issuances).
Limitations on sale of Assets:
The Company and its Restricted Subsidiaries may not dispose of any significant assets unless (i) they receive fair market value and 50% of the proceeds received are in cash or cash equivalents; and (ii) (a) the net cash proceeds are used to repay borrowings under the Exit Facility or invested in replacement assets or (b) other conditions, to be agreed upon, are satisfied.
Limitation on Transactions with Affiliates:
The Company and its Restricted Subsidiaries shall not enter into any transaction with affiliates (other than transactions with or among Restricted Subsidiaries) unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those obtained from a non-affiliate. The foregoing restriction shall not apply to salaries and other employee compensation to officers or directors of the Company and its subsidiaries.
Limitation on Mergers and Consolidations:
The Company may consolidate, merge, or transfer substantially all of its assets, provided that (i) the successor company assumes all obligations of the Company; and (ii) no default shall occur or continue after the merger. The Company and/or its Restricted Subsidiaries will be permitted to make "Permitted Acquisitions" subject to mutually agreed upon limitations consistent with those customary in public high yield debt issuances.

3

Other:
Other customary covenants mutually deemed appropriate in the context of the proposed transaction and consistent with current public high yield secured debt issuances (with such covenants having such exceptions and baskets as may be mutually agreed upon).
Cross Default and Cross Acceleration Provisions:
Failure by the Company or any Restricted Subsidiary to make any principal or interest payment equal to or greater than an amount to be agreed upon, individually or in the aggregate, in respect of any debt within 30 days of such principal or interest becoming due and payable.

The acceleration of any debt of the Company or any Restricted Subsidiary equal to or greater than an amount to be agreed upon, individually or in the aggregate, and such acceleration does not cease to exist, or such debt is not satisfied, in either case within 30 days after such acceleration.
Required Noteholders:	Holders of at least 50% of the outstanding Notes.
Governing Law:	State of New York.

4

EXHIBIT C

         SUMMARY TERMS OF SUB DEBT WARRANTS1

Amount:	Up to 5% of the common stock to be issued by reorganized Superior Telecom Inc. upon confirmation of a Chapter 11 plan of reorganization
Holders:	Holders of Senior Subordinated Note Claims
Exercise Period:	2.5 years
Strike Price:	150% of the midpoint of range of equity value of New Common Stock as set forth in the Plan
Voting Rights:	None
Reporting Requirements:	None
Expenses:	Holders of Senior Subordinated Note Claims shall pay all of their own expenses, except that Superior will pay all expenses, etc. relating to "piggyback" registration

(1)
Capitalized terms used herein but not described herein shall the meanings ascribed thereto in the Plan Term Sheet.

EXHIBIT D

SUMMARY OF REGISTRATION RIGHTS AGREEMENT

[TO BE PROVIDED]

EXHIBIT E
NEW SUB, INC.
SERIES A 9.5% PREFERRED STOCK
TERM SHEET

Securities to be Offered:	5,000,000 shares of Series A 9.5% non-convertible preferred stock, par value $1.00 per share (the "Preferred Stock") of New Sub, Inc., a newly formed Delaware corporation and parent company of Superior Telecommunications LLC ("NS"), following confirmation of the Chapter 11 Plan of Reorganization of Superior Telecom Inc. and the related debtors (the "Plan").
Purchasers:
Preferred Stock will be sold to Superior Telecom Inc. as partial consideration for the limited liability company interests in Superior Telecommunications LLC. Thereafter, upon the liquidation of Superior Telecom Inc. or otherwise pursuant to the Plan, the shares of Preferred stock will be distributed pro-rata to the holders of "Existing Lender Claims" (as such term is defined in the Plan).
Dividends:
The Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.5% per annum per share, payable semi-annually; provided, however, if on any dividend payment date during the first year of issuance, Superior Telecommunications LLC issues payment-in-kind notes in lieu of cash interest on the Senior Notes (as hereinafter defined) in accordance with the terms thereof, then NS shall issue payment-in-kind Preferred Stock in lieu of cash dividends.
Rank:	The Preferred Stock will rank junior to all other classes of preferred stock of NS.
Mandatory Redemption Upon Change of Control:	In the event of a change of control of NS, NS will be deemed to have made an offer to redeem the Preferred Stock for cash at par, with accrued and unpaid dividends (the "Redemption Price").

A change in control of NS shall have the same meaning as such term is defined in the Senior Notes of Superior Telecommunications LLC (the "Senior Notes") to be issued concurrently with the Preferred Stock.
Mandatory Redemption:
On the tenth anniversary of the issue date, NS shall give a notice of redemption to all holders of the Preferred Stock and, 30 days after such notice, NS shall redeem for cash all of the outstanding shares of Preferred Stock at the Redemption Price per share.

Optional Redemption:	At the option of NS, shares of Preferred Stock may be redeemed at any time or from time to time at the Redemption Price.
Liquidation Preference:
In the event of any liquidation, dissolution or winding up of NS, or a sale or transfer of all or substantially all of the assets of NS, holders of Preferred Stock will be entitled to the Redemption Price per share before any payment is made to the holders of Common Stock or any other junior securities.
No Conversion Option:	Shares of Preferred Stock will be non-convertible.
Restrictions on Creation of Senior Securities; Covenants:	None.
Voting Rights:
None, except that NS shall not alter or change the powers, preferences or special rights (including, without limitation, those relating to dividends, redemption, liquidation preference or voting) of the shares of Preferred Stock so as to affect them adversely without the approval of holders of at least a majority of the shares of Preferred Stock.[1]

(1)
Subject to compliance with § 1123 of the Bankruptcy Code.

2

EXHIBIT F

Schedule of Contracts/Leases to Be Assumed and Cure Amounts

EXHIBIT G

Schedule of Contracts/Leases to Be Rejected

QuickLinks

  Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
TABLE OF CONTENTS
DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
ARTICLE II ADMINISTRATIVE AND PRIORITY TAX CLAIMS
ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN
EXHIBIT C
EXHIBIT D
EXHIBIT E NEW SUB, INC. SERIES A 9.5% PREFERRED STOCK TERM SHEET
EXHIBIT F
EXHIBIT G